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

                                                                   Exhibit 12


               American General Finance, Inc. and Subsidiaries

              Computation of Ratio of Earnings to Fixed Charges


                                         Years Ended December 31,
                               1996      1995      1994      1993      1992
                                          (dollars in thousands)
Earnings:
  Income before provision
    for income taxes and
    cumulative effect of
    accounting changes       $ 53,483  $115,549  $392,001  $336,830  $262,716
  Interest expense            493,051   517,475   416,233   379,764   398,168
  Implicit interest in rents   12,007    12,817    10,741    10,462     8,641

Total earnings               $558,541  $645,841  $818,975  $727,056  $669,525


Fixed Charges:
  Interest expense           $493,051  $517,475  $416,233  $379,764  $398,168
  Implicit interest in rents   12,007    12,817    10,741    10,462     8,641

Total fixed charges          $505,058  $530,292  $426,974  $390,226  $406,809


Ratio of earnings to
  fixed charges                  1.11      1.22      1.92      1.86      1.65

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